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                            SUPPLEMENT TO PROSPECTUS

                                6,001,000 SHARES

                           OCEANIC EXPLORATION COMPANY


     THIS SUPPLEMENT TO PROSPECTUS ("SUPPLEMENT") IS INTENDED TO SUPPLEMENT THE PROSPECTUS (THE "PROSPECTUS") DATED JANUARY 19, 1996, WITH RESPECT TO 6,001,000 SHARES OF COMMON STOCK, $.0625 PAR VALUE (THE "COMMON STOCK") OF OCEANIC EXPLORATION COMPANY, A DELAWARE CORPORATION (THE "COMPANY"). THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROSPECTUS, INCLUDING THE RISK FACTORS IDENTIFIED IN THE PROSPECTUS.

     The Rights described in the Prospectus expired on February 23, 1996. At the end of business on that date the Company had received subscriptions and payment for (i) 5,097,503 shares of Common Stock, at an aggregate purchase price of $509,750, pursuant to Basic Subscription Rights and (ii) 5,601,091 shares of Common Stock, at an aggregate purchase price of $560,109, pursuant to the Over-Subscription Privilege. All subscriptions pursuant to Basic Subscription Rights were accepted by the Company. Subscriptions for 903,497 shares of Common Stock, at an aggregate purchase price of $90,350, pursuant to the Over-Subscription Privilege were accepted by the Company. The remaining $469,759 received by the Company pursuant to unaccepted subscriptions pursuant to the Over-Subscription Privilege has been returned to the subscribing stockholders.

     Since all of the offered shares of Common Stock were sold pursuant to the Basic Subscription Rights and Over-Subscription Privilege, no Common
Stock was sold to International Hydrocarbons pursuant to its standby commitment to purchase all unsubscribed Common Stock. However, International Hydrocarbons did acquire 3,198,695 shares of Common Stock pursuant to the Basis Subscription Rights and the Over-Subscription Privilege.

              The date of this Supplement is March 7, 1996.